EXHIBIT 99.2

NEWS RELEASE
For Immediate Release	Contact: Charles A. Post
May 7, 2003	Senior Vice President,
Corporate Strategy and Capital Markets
(703) 273-7500

SUNRISE ANNOUNCES 44-PROPERTY, $564 MILLION SALE/LONG-TERM MANAGE BACK
TRANSACTION; EXPANDS REPURCHASE PROGRAM TO $150 MILLION

Transaction Includes 28 Consolidated Communities and 16 Sunrise Joint Venture Communities;
Reduces Debt by $203 Million and Generates Cash Proceeds of $167 Million

     McLean, Va. – Sunrise Assisted Living, Inc. (NYSE: SRZ), d/b/a Sunrise Senior Living, has signed an agreement for a 44-property, $564 million sale/long-term manage back transaction. The transaction includes the sale/long-term manage back of 28 consolidated senior living communities for $345 million and the sale of 16 Sunrise joint venture communities valued at $219 million. The communities are being sold to investment entities advised by Macquarie Capital Partners, LLC, a global real estate investment banking company. The investor group will acquire a 90 percent interest in the venture and Sunrise will have a 10 percent interest and will continue to operate the communities under long-term management agreements. The 44 communities are located in 13 states and have a resident capacity of 3,428.

     The sale of the 28 consolidated communities and the 16 joint-venture communities is expected to close late in the second quarter of 2003 subject to customary closing conditions, closing of financing and receipt of required regulatory approvals.

     The 28 consolidated communities have a combined book value of approximately $258 million. Based on the sale of a 90 percent interest, transaction costs and deferred financing costs, Sunrise expects to recognize total income of approximately $55 million. The deferred financing costs reflect the recognition of expenses related to financings no longer in place due to debt reduction associated with this transaction. Subject to meeting certain operating contingencies, Sunrise expects to recognize the income over five quarters. The recognition period reflects the inclusion of 10 pre-stabilized communities in the sales portfolio. Since Sunrise retained its minority interest, there is no gain or loss to Sunrise associated with the sale of the 16 joint-venture communities.

     “Upon closing of this transaction and satisfaction of the operating contingencies, we will have met our 2003 income goal for the sale/long-term manage back program,” said Paul Klaassen, Sunrise chairman and CEO. “This transaction significantly accelerates our management services transformation by adding attractive long-term management contracts, reducing leverage, providing excess cash flow and increasing visibility for our 2003 earnings.”

     The purchase price, timing of closing and associated income recognition for the 28 communities are in-line with Sunrise’s expectations and reflected in its prior earnings guidance. As previously stated, for 2003 Sunrise expects to recognize income from property sale/long-term manage back transactions similar to 2002 results of $74 million. Subject to meeting certain operating contingencies, Sunrise expects to recognize $41 million of income in 2003 from previously completed transactions. In addition, subject to meeting certain

Sunrise Announces 44-Property, $564 Million Sale/Long-Term Manage Back Transaction; Expands Repurchase Program to $150 Million

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operating contingencies, Sunrise expects to recognize $33 million of income associated with the sale/long-term manage back of the 28-properties in 2003 with the remaining $22 million recognized in 2004.

     Sunrise currently operates 344 communities with a resident capacity of 40,465. Upon closing of this transaction, Sunrise will have 66 remaining consolidated communities. Excluding 32 leased communities, Sunrise will have 34 remaining operating communities that are consolidated and are candidates for its sale/long-term manage back program with additional consolidated communities under development.

     The transaction is expected to result in debt reduction for Sunrise of approximately $203 million and generate pre-tax proceeds of approximately $167 million ($112 million from the 28-property sale/long-term manage back and $55 million from the net repayment of notes receivable on the 16 joint venture communities). Upon closing of the transaction, Sunrise anticipates its debt level will be below $300 million, representing its lowest level since 1997. Proceeds from the closing are expected to be used to fund Sunrise’s expanded share repurchase program (see below) and for general corporate purposes.

     Expands Repurchase Program

     Sunrise also announced that its Board of Directors has expanded its repurchase program to $150 million from $50 million. The Company has completed $20 million of its previous repurchase program, leaving an additional $130 million of availability. The expanded program is effective immediately, extends over the next 12 months and can be used for the repurchase of Sunrise’s common stock or its 5.25 percent convertible subordinated notes due in 2009. Sunrise will fund the repurchases from available funds, proceeds from its ongoing sale/long-term manage back program and proceeds from the repayment of notes receivable.

     Under the repurchase program, Sunrise is authorized to make purchases in the open market or in privately negotiated transactions from time to time, subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the Company to repurchase any specific number of shares or amounts of convertible notes, and repurchases pursuant to the program may be suspended or resumed at any time or from time to time without further notice or announcement.

     Sunrise Senior Living is the nation’s largest provider of senior living services. The McLean, Va.-based Company, which employs more than 30,000 people, operates over 360 senior living communities either open or under construction in the United States, United Kingdom and Canada with a combined resident capacity of more than 40,000. Sunrise communities offer a full range of personalized senior living services, from independent living, to assisted living, to care for individuals with Alzheimer’s and other forms of memory loss and nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents.

Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to execute on its sale/manage back program, market factors that could affect the value of the Company’s properties, the risks of downturns in economic conditions generally, success in integrating Marriott Senior Living Services operations, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Sunrise Announces 44-Property, $564 Million Sale/Long-Term Manage Back Transaction; Expands Repurchase Program to $150 Million

For general media calls, please contact Sarah Evers, vice president, External Communications at (703) 744-1620.